Independent Auditors' Consent


The Shareholders and Board of Trustees
Oak Associates Funds:

We consent to the use of our report dated December 18, 2003, incorporated herein by reference, for the Oak Associates Funds comprising the White Oak Growth Stock, Pin Oak Aggressive Stock, Red Oak Technology Select, Black Oak Emerging Technology, and Live Oak Health Sciences Funds as of October 31, 2003, and to the references to our firm under the headings "Financial Highlights" in the Prospectus and "Experts," in the Statement of Additional Information in the Registration Statement.


/s/ KPMG LLP

Philadelphia, Pennsylvania
February 27, 2004